Exhibit 8

The following is a list of the Company’s subsidiaries and variable interest entities:

Name of subsidiary	Place of incorporation and operations

Playwell International Limited:	Hong Kong
Great Wall Alliance limited	British Virgin Islands
Asian World Enterprises Company Limited	Belize
Hong Kong Toy Centre Limited	Hong Kong
Gatelink Mould Engineering Limited	Hong Kong

Grand Toys International, Inc:	United States
Grand Toys (US) Ltd	United States
Grand Toys Ltd	Canada
Ark Creations, Inc	United States
Grand Toys (HK) Limited	Hong Kong
International Playthings, inc.	United States

Hua Yang Holdings Co., Limited:	Cayman Islands
Subsidiaries:
Hua Yang Printing Holdings Company Limited	Hong Kong
Shenzhen Hua Yang Printing Products Company Ltd	People’s Republic of China
Hua Yang (UK) Limited	United Kingdom
Hua Yang USA, Inc	United States
Variable Interest entity:

(Dongguan Hua Xing Printing Manufactory *)	People’s Republic of China

Kord Holdings, Inc.:	British Virgin Islands
Subsidiaries:
Kord Printing Company Limited	Hong Kong
Kord Gifts Manufactory Limited	Hong Kong
Kord Plastic Manufactory Company Limited	Hong Kong
Kord Party Favour Manufactory Limited	Hong Kong
Variable Interest entities:
Kord (Qing Xin) Packing Products Limited	People’s Republic of China
Dongguan Kord Packing Products Limited	People’s Republic of China
QingXin Kord Gifts Manufactory Company Limited	People’s Republic of China
Sun Tat Toys Manufactory	Hong Kong
(Sun Tat Toys Factory *)	People’s Republic of China
(Sun Tat Plastic Manufactory *)	Hong Kong
(Sun Tat Plastic Factory *)	People’s Republic of China

* for identification purpose only